Dechert LLP
Direct Tel: 202.261.3300
Direct Fax: 202.261.3333

April 2, 2004

Country Mutual Funds Trust 808 IAA Drive Bloomington, Illinois 61702

Re:   Country Mutual Funds Trust
      Registration Statement on Form N-1A ("Registration Statement")
      (Registration Nos: 333-68270, 811-10475)

Dear Ladies and Gentlemen:

We have acted as counsel for Country Mutual Funds Trust (the “Trust”), a statutory trust organized and validly existing under the laws of the State of Delaware, in connection with the Registration Statement relating to the issuance and sale by each series of the Trust of an indefinite amount of authorized common shares of beneficial interest (“Shares”) under the Securities Act of 1933, as amended and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Declaration of Trust and Bylaws.

Based upon the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Statement of Additional Information of the Registration Statement under the caption “Legal Counsel.” In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Law Offices of Dechert LLP

1775 I St., N.W. • Washington, DC 20006-2401 • Tel: 202.261.3300 • Fax: 202.261.3333 • www.dechert.com